Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS

FOR THE QUARTER AND YEAR ENDED FEBRUARY 28, 2023,

SETS RECORD DATE FOR ANNUAL SHAREHOLDER MEETING

Midlothian, TX. April 24, 2023 -- Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the quarter and fiscal year ended February 28, 2023. Highlights include:

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Revenues were $102.7 million for the quarter, an increase of $3.0 million or 3.0% over last year's fourth quarter and $431.8 million for the fiscal year, an increase of $31.8 million, or 8.0% over last fiscal year.
•
Earnings per diluted share for the current quarter were $0.47 compared to $0.26 for the same quarter last year.
•
Gross profit margin was 30.3% for the fiscal year compared to 28.7% for the prior fiscal year. Gross profit margin for the quarter increased from 27.5% last year to 27.6% this year.

Financial Overview

The Company’s revenues for the fourth quarter ended February 28, 2023 were $102.7 million compared to $99.7 million for the same quarter last year, an increase of 3.0%. The increase was attributable to $1.4 million in revenues from our recent acquisition of School Photo Marketing, as well as price increases that were partially offset by volume decreases attributable in part to seasonal factors. Gross profit margin was $28.4 million, or 27.6%, as compared to $27.4 million, or 27.5% for the same quarter last year. Our gross profit margin decreased on a sequential basis from 30.4% for the third quarter ended November 30, 2022 to 27.6%. Our margin during the period was negatively impacted by a decrease in revenue volume, increased cost of material and labor, and to a lesser extent by the acquisition of School Photo Marketing at the beginning of its low margin off-season. Our net earnings for the quarter were $12.2 million, or $0.47 per diluted share as compared to $6.7 million, or $0.26 per diluted share for the same quarter last year. Quarterly net earnings results were favorably impacted by a $5.8 million gain or $0.17 per diluted share from the sale of an unused manufacturing facility.

The Company’s revenues for the fiscal year ended February 28, 2023 were $431.8 million compared to $400.0 million for the prior fiscal year, an increase of 8.0%. Gross profit margin was $131.1 million, or 30.3%, as compared to $114.7 million, or 28.7% for the prior fiscal year. Net earnings for the fiscal year were $47.3 million or $1.82 per diluted share, compared to $29.0 million, or $1.11 per diluted share for the prior fiscal year. The $5.8 million gain from the sale of an unused manufacturing facility impacted the current fiscal year results by $0.17 per diluted share.

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, "We are pleased with our performance for the fourth quarter. Throughout our fiscal year ended February 28, 2023, we experienced strong demand for our products and navigated a challenging environment with supply chain disruptions and inflationary cost pressures not seen in decades. Our revenues and operating income for the quarter improved on a year-over-year basis. Our EBITDA increased from $60.7 million (15.2% of sales) for the fiscal year ended February 28, 2022 to $82.3 million (19.1% of sales) for the fiscal year ended February 28, 2023. In the fourth quarter, EBITDA increased from $15.8 million (15.8% of sales) to $20.5 million (19.9% of sales) over last year's fourth quarter. During the quarter we sold an unused manufacturing facility which resulted in a $5.8 million gain and increased our diluted earnings per share $0.17. Our Gross profit margin increased to 30.3% for the current fiscal year compared to 28.7% for the prior fiscal year, an increase of 1.6%. Increased foreign imports and demand declines have currently stabilized price increases of North American printing & writing paper. The extent to which import pressures remain in place will likely play a major role in price stability or decreases. We continue to monitor incoming order volumes as well as rising raw material and other input costs so that we can proactively adjust our pricing and costs accordingly. We believe we have one of the strongest balance sheets in the industry, with no debt and significant cash. Our profitability and strong financial condition will allow us to continue operations and fund acquisitions without incurring debt. Given those strengths, we also anticipate timely access to credit should larger acquisition opportunities materialize as we continue to explore strategic opportunities in the acquisition arena to increase profitability."

Non-GAAP Reconciliations

To provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations, from time to time the Company reports the non-GAAP financial measure of EBITDA (EBITDA is calculated as net earnings before interest expense, tax expense, depreciation, and amortization). The Company may also report adjusted gross profit margin, adjusted earnings and adjusted diluted earnings per share, each of which is a non-GAAP financial measure.

Management believes that these non-GAAP financial measures provide useful information to investors as a supplement to reported GAAP financial information. Management reviews these non-GAAP financial measures on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Other companies may calculate non-GAAP financial measures differently than the Company, which limits the usefulness of the Company’s non-GAAP measures for comparison with these other companies. While management believes the Company’s non-GAAP financial measures are useful in evaluating the Company, when this information is reported it should be considered as supplemental in nature and not as a substitute or an alternative for, or superior to, the related financial information prepared in accordance with GAAP. These measures should be evaluated only in conjunction with the Company’s comparable GAAP financial measures.

The following table reconciles EBITDA, a non-GAAP financial measure, for the three and twelve months ended February 28, 2023 and February 28, 2022 to the most comparable GAAP measure, net earnings (dollars in thousands).

	Three months ended		Twelve months ended
	February 28,	February 28,	February 28,	February 28,
	2023	2022	2023	2022
Net earnings	$12,193	$6,655	$47,300	$28,982
Income tax expense	3,978	3,393	17,630	12,962
Interest expense	—	2	—	9
Depreciation and amortization	4,310	4,888	17,356	18,777
EBITDA (non-GAAP)	$20,481	$14,938	$82,286	$60,730
% of sales	19.9%	15.0%	19.1%	15.2%

In Other News

The 2023 Annual Meeting of Shareholders will be held on July 13, 2023, with a record date of May 24, 2023.

About Ennis

Founded in 1909, the Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, Ennis has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors. Ennis manufactures and sells business forms, other printed business products, printed and electronic media, integrated forms and labels, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, specialty packaging, direct mail, envelopes, tags and labels and other custom products. For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements that may be contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the severity and duration of the COVID-19 pandemic and related economic repercussions, the erosion of demand for our printer business documents as the result of digital technologies, risk or uncertainties related to the completion and integration of acquisitions, the limited number of available suppliers and variability in the prices of paper and other raw materials, and operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and potential plant closures. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2022. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Ms. Vera Burnett, Chief Financial Officer

Mr. Dan Gus, General Counsel and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.
Unaudited Condensed Consolidated Financial Information
(In thousands, except share and per share amounts)

	Three months ended		Twelve months ended
Condensed Consolidated Operating Results	February 28,		February 28,
	2023	2022	2023	2022
Revenues	$102,692	$99,665	$431,837	$400,014
Cost of goods sold	74,342	72,229	300,787	285,291
Gross profit margin	28,350	27,436	131,050	114,723
Operating expenses	17,877	16,887	70,793	71,410
(Gain) Loss from disposal of assets	(5,911)	4	(5,896)	(271)
Operating income	16,384	10,545	66,153	43,584
Other expense	213	497	1,223	1,640
Earnings before income taxes	16,171	10,048	64,930	41,944
Income tax expense	3,978	3,393	17,630	12,962
Net earnings	$12,193	$6,655	$47,300	$28,982

Weighted average common shares outstanding
Basic	25,820,639	25,935,882	25,818,737	26,026,477
Diluted	25,959,448	25,935,882	25,951,141	26,109,341

Earnings per share
Basic	$0.47	$0.26	$1.83	$1.11
Diluted	$0.47	$0.26	$1.82	$1.11

			February 28,	February 28,
Condensed Consolidated Balance Sheet Information			2023	2022
Assets
Current Assets
Cash			$93,968	$85,606
Accounts receivable, net			53,507	39,022
Inventories, net			46,834	38,538
Other			2,317	1,863
Total Current Assets			196,626	165,029
Property, plant & equipment, net			47,789	53,633
Operating lease right-of-use assets			13,133	15,544
Goodwill and intangible assets			135,907	134,246
Other			380	392
Total Assets			$393,835	$368,844
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable			$18,333	$16,678
Accrued expenses			18,067	15,422
Current portion of operating lease liabilities			4,847	5,090
Total Current Liabilities			41,247	37,190
Other non-current liabilities			21,156	27,839
Total liabilities			62,403	65,029
Shareholders' Equity			331,432	303,815
Total Liabilities and Shareholders' Equity			$393,835	$368,844

			Twelve months ended
			February 28,
Condensed Consolidated Cash Flow Information			2023	2022
Cash provided by operating activities			$46,776	$50,678
Cash used in investing activities			(11,457)	(10,052)
Cash used in financing activities			(26,957)	(30,210)
Change in cash			8,362	10,416
Cash at beginning of period			85,606	75,190
Cash at end of period			$93,968	$85,606